Exhibit 99.1

LAREDO PETROLEUM HOLDINGS, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL AND OPERATING RESULTS

Production Increases by 66% over 2010,

 Revenues Up By 111% Due to Higher Production and Higher Realized Prices

Total Estimated Proved Reserves Grow 15%,

Proved Developed Reserves Grow 41% Year-over-Year,

Replacing 328% of Production

TULSA, OK – March 20, 2012 – Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced fourth quarter and year-end financial and operating results, including an update of its estimated proved reserves as of December 31, 2011. The announcement marked the first reported earnings period following the Company’s initial public offering (“IPO”) in December 2011.

Financial Highlights

The Company announced average daily production in 2011 of 23,709 barrels of oil equivalent per day (“Boe/d”), a 66% increase over the 2010 average daily production of 14,278 Boe/d. Production was 39% crude oil and condensate and 61% natural gas, including natural gas liquids (“NGL”). Production during the fourth quarter of 2011 averaged 26,270 Boe/d, an increase of approximately 8% over third quarter 2011 and a 45% increase over fourth quarter 2010. Laredo’s production is reported on a two-stream basis, with natural gas liquids production reported within natural gas production figures.

Laredo replaced 328% of production and reported a net increase in estimated proved reserves of 28.5 million barrels of oil equivalent (“MMBoe”) over year-end 2010, a growth rate of 15% year-over-year(1). Proved developed reserves were 63.2 MMBoe, which represents a 41% increase over proved developed reserves at year-end 2010. At December 31, 2011, 40% of the Company’s proved reserves were proved developed compared to 33% at year-end 2010. Proved developed oil reserves accounted for 91% of the year-over-year growth in total proved reserves.

The Company generated revenues of $139.0 million for the quarter ended December 31, 2011, a 64% increase over the fourth quarter of 2010. Revenues for the year ended December 31, 2011 were $510.3 million, representing an increase of 111% over the prior year.

Laredo reported net income for the year of $0.98 per pro forma diluted weighted average common share, or $105.6 million. At December 31, 2011, the Company had approximately 108.1 million pro forma diluted weighted average common shares outstanding. Cash flows from operations before changes in working capital (a non-GAAP measure) were $0.81 per pro forma diluted weighted average common share outstanding for the fourth quarter and $3.12 per pro forma diluted weighted average common share outstanding for the full year.

Before the effect of derivatives, the Company realized average sales prices of $5.99 per Mcf of natural gas and $89.96 per barrel of oil during the fourth quarter of 2011 and $6.30 per Mcf of natural gas (157% of NYMEX) and $91.00 (96% of NYMEX) per barrel of oil for the year ended December 31, 2011. Including the effect of its commodity derivatives, the Company realized average hedged sales prices of $6.47 per Mcf of natural gas and $88.14 per barrel of oil during the fourth quarter of 2011 and $6.67 per Mcf of natural gas and $88.62 per barrel of oil for the year ended December 31, 2011. Laredo realized gains on hedges of $3.7 million during 2011.

“Our earnings and operational results released today, including the release of year-end estimated proved reserve figures, underscore some of the reasons why Laredo chose to become a publicly traded company during 2011: We believe our opportunity set is large, and our growth potential is significant,” said Randy A. Foutch, Chairman and Chief Executive Officer. “The Permian Basin is a key driver for Laredo’s growth in 2012, and we maintain our previously announced capital budget and production guidance for the year. We believe 2012 will be a significant year for our company and for the industry in general as we start to fully recognize the vast drilling opportunities in the Permian Basin.”

Liquidity and Capitalization

On October 19, 2011, the Company completed an add-on offering of $200 million 9-1/2% senior unsecured notes due 2019 under the same indenture as the $350 million notes issued on January 20, 2011 and used the net proceeds to pay down its revolving credit facility. Subsequently, on December 20, 2011 the Company raised $319 million in net IPO proceeds that were used to further pay down the revolving credit facility. Effective October 28, 2011, the borrowing base under the Company’s revolving credit facility was $712.5 million, with a total facility size of $1.0 billion, of which approximately $85.0 million, or 12%, was outstanding as of December 31, 2011. Additionally, at December 31, 2011 the Company had $28.0 million in cash on its balance sheet, bringing total liquidity available at December 31, 2011 to approximately $655.5 million.

Summary of Proved Reserves

Laredo’s total estimated proved oil and natural gas reserves at December 31, 2011 were 156.5 MMBoe, a 15% increase over year-end 2010 proved reserves, and consisted of 56.3 million barrels of oil and 601.1 billion cubic feet of natural gas, including natural gas liquids. At December 31, 2011, 40% of the Company’s proved reserves were proved developed compared to 33% at year-end 2010.

Total estimated proved reserves of approximately 156.5 MMBoe at December 31, 2011 consisted of 101.4 MMBoe, or 65%, in the Permian Basin (compared to 86.2 MMBoe at December 31, 2010); 45.1 MMBoe, or 29%, in the Anadarko Granite Wash (compared to 39.2 MMBoe at December 31, 2010); and 9.9 MMBoe, or 6%, in other areas.

Laredo’s estimated net proved reserves were prepared by Ryder Scott Company, L.P. as of December 31, 2011 and are based on reference oil and natural gas prices. In accordance with applicable rules of the Securities and Exchange Commission (“SEC”), the reference oil and natural gas prices are derived from the average trailing twelve month index prices (calculated at the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable twelve month period), held constant throughout the life of the properties. The reference prices were $92.71/Bbl for oil and $3.99/MMBtu for natural gas for the twelve months ended December 31, 2011.

Table 1. Summary of Changes in Proved Reserves

MMBoe
December 31, 2010	136.6
Revisions of previous estimates	(9.0)
Extensions, discoveries and other additions	37.6
Purchases of minerals in place	—
Sales of minerals in place	—
Production	(8.7)
December 31, 2011	156.5

Under SEC rules, the pre-tax discounted (10%) present value (“PV-10”) of the year-end 2011 reserves was $1.8 billion. PV-10 is a non-GAAP measure (See “Supplemental Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows). Laredo’s new reserves-to-production ratio (R/P, calculated as proved reserves of 156.5 MMBoe divided by 2011 production of 8.7 MMBoe) is 18 years.

Operational Highlights

During 2011, the Company drilled or participated in a total of 280 gross wells (251 operated), 256 of which have been completed as producers and 24 of which were in progress at December 31, 2011. In addition, during 2011, the Company successfully completed 48 wells that were drilled prior to 2011.

Permian Basin

For the year ended December 31, 2011, the Company drilled 262 wells (234 operated) on its Permian Basin assets, with a 100% success rate on the 239 wells that were completed during 2011. In addition, during 2011, the Company completed 41 wells on its Permian Basin assets that were drilled in the prior year. Of total wells drilled in the Permian Basin during 2011, 242 were vertical wells in the Wolfberry trend and 20 were horizontal wells in the Wolfcamp and Cline Shales.

At year-end 2011, Laredo had seven vertical rigs running in the Wolfberry trend. During 2011, 260 wells were completed in this program. The Company is in the process of evaluating the optimal mix of vertical and horizontal wells within its current capital plan for 2012.

The Cline Shale drilling program continued to mature in 2011, progressing from an exploration concept to an early stage development program. Eighteen wells were drilled and 19 wells were completed in this program during 2011. At year-end 2011, Laredo had two horizontal rigs drilling in the Cline Shale program and the Company is currently taking steps to optimize well performance according to lateral length, frac density, proppant amounts and pumping rates. The Company continues to operate two horizontal rigs targeting the Cline Shale.

To date, Laredo has completed six horizontal wells in the Upper Wolfcamp Shale. The Company has utilized seismic data, petrophysical data from numerous side wall and whole cores as well as vertical single well tests in its analysis of this play. The Company is currently running two rigs drilling horizontal Wolfcamp Shale wells.

In 2011, Laredo continued to expand its Permian Basin 3D seismic program by acquiring an additional 150 square miles of licensed and proprietary data over its acreage set.  Laredo also initiated a proprietary seismic acquisition program at year-end 2011 that will consist of approximately 290 square miles of 3D seismic over the southern portion of Permian acreage.  By mid-year 2012, the Company expects to have over 760 square miles of 3D seismic data in the Permian Basin covering its Garden City acreage position (a gross area of approximately 20 x 80 miles).

Anadarko Granite Wash

During 2011, Laredo continued its primarily horizontal drilling in the Anadarko Granite Wash. At year-end 2011, Laredo had one vertical rig and three horizontal rigs drilling on its Anadarko Granite Wash acreage.

For the year ended December 31, 2011, the Company drilled 17 wells (16 operated) on its Anadarko Basin assets, with a 100% success rate. In addition, during 2011, the Company completed seven wells on its Anadarko Basin assets that were drilled prior to 2011. Of total wells drilled in the Anadarko Basin during the year, eight were vertical wells and nine (eight operated) were horizontal wells.

Earnings and Operational Update Conference Call Details

Laredo has scheduled a conference call to discuss its fourth quarter and full-year 2011 financial and operational results on Wednesday, March 21, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may access the webcast, titled “Q4 2011 Laredo Petroleum Holdings, Inc. Earnings Conference Call” from the Company’s website, www.laredopetro.com, under the tab for “Investor Relations”. The conference call may also be accessed by dialing (800) 215-2410, using conference code 95773701. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. International participants may access the call by dialing (617) 597-5410, using conference code 95773701. A telephonic replay of the call will be available approximately two hours after the call on Wednesday, March 21, 2012 through Wednesday, March 28, 2012. Participants may access this replay by dialing (888) 286-8010, using conference code 17844534.

About Laredo

Laredo Petroleum Holdings, Inc. is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

For more information contact Joan Dunlap, Investor Relations, at (918) 513-4570 or jdunlap@laredopetro.com. For additional information about Laredo, please visit our website at www.laredopetro.com.

(1) The Company uses the reserve replacement ratio (a non-GAAP measure) as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 328% was calculated by dividing net proved reserve additions of 28.5 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 8.7 MMBoe.

Forward-Looking Statements

This press release (and oral statements made regarding the subject of this release, including the conference call referenced herein) contain forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Factors that could affect the Company’s business include, but are not limited to: the risks associated with oil, natural gas and liquids production; the Company’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there under); uncertainties in the estimation of reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; the Company’s ability to retain skilled personnel; impact of any acquisition opportunities; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments, including with respect to hydraulic fracturing to our oil and gas wells; environmental risks;

uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and all of the risks and uncertainties normally incident to exploration for and development and production and sale of oil and natural gas. These risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at http://www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this communication, the Company may use the term “unproved reserves” which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. “Unproved reserves” refers to the Company’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Unproved reserves may not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum Holdings, Inc.

Condensed consolidated balance sheets

(in thousands)

	December 31,
	2011	2010
Assets:
Current assets	$122,938	$100,416
Net property and equipment	1,378,509	809,893
Other noncurrent assets	126,205	157,851
Total assets	$1,627,652	$1,068,160

Liabilities and stockholders’ equity/unit holders’ equity:
Current liabilities	$214,361	$150,243
Long-term debt	636,961	491,600
Other noncurrent liabilities	16,317	15,218
Stockholders’/unit holders’ equity	760,013	411,099
Total liabilities and stockholders’/unit holders’ equity	$1,627,652	$1,068,160

Laredo Petroleum Holdings, Inc.

Condensed consolidated statements of operations

(in thousands, except for per share data)

	Three months ended September 30,		Three months ended December 31,		Years ended December 31,
	2011	2010	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Oil and natural gas sales	$131,527	$59,807	$138,196	$84,361	$506,255	$239,783
Natural gas transportation and treating	933	328	776	581	4,015	2,217
Total revenues	132,460	60,135	138,972	84,942	510,270	242,000
Costs and expenses:
Lease operating expenses	11,146	5,240	14,048	6,768	43,306	21,684
Production and ad valorem taxes	8,331	3,536	8,652	5,595	31,982	15,699
General and administrative	18,464	7,652	12,830	8,203	51,064	30,908
Depreciation, depletion and amortization	39,059	23,724	61,390	37,048	176,366	97,411
Other	857	604	2,389	755	5,653	3,316
Total costs and expenses	77,857	40,756	99,309	58,369	308,371	169,018
Operating income	54,603	19,379	39,663	26,573	201,899	72,982
Non-operating income (expense):
Realized and unrealized gain (loss):
Commodity derivative financial instruments, net	52,436	6,493	(21,804)	(18,393)	21,047	11,190
Interest rate derivatives, net	(223)	(1,938)	6	515	(1,311)	(5,375)
Interest expense	(12,810)	(5,941)	(15,518)	(6,613)	(50,580)	(18,482)
Interest and other income	31	28	19	26	108	151
Write-off of deferred loan costs	(2,949)	—	—	—	(6,195)	—
Loss on disposal of assets	—	2	(5)	—	(40)	(30)
Non-operating income (expense), net	36,485	(1,356)	(37,302)	(24,465)	(36,971)	(12,546)
Income before income taxes	91,088	18,023	2,361	2,108	164,928	60,436
Income tax (expense) benefit:
Deferred	(32,842)	(1,390)	(795)	32,982	(59,374)	25,812
Total income tax (expense) benefit, net	(32,842)	(1,390)	(795)	32,982	(59,374)	25,812
Net income	$58,246	$16,633	$1,566	$35,090	$105,554	$86,248

Pro forma net income per common share:
Basic			$0.01		$0.98
Diluted			$0.01		$0.98
Pro forma weighted average common shares outstanding(1):
Basic			108,987		107,187
Diluted			109,899		108,099

(1)          Pro forma weighted average diluted shares outstanding has been computed taking into account (1) the conversion ratio at the time of the Laredo corporate reorganization of all private company ownership units into shares of the Company common stock as if the conversion occurred as of the beginning of the year and (2) shares of common stock issued by the Company in the IPO. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for further information regarding this calculation.

Laredo Petroleum Holdings, Inc.

Consolidated statements of cash flows

(in thousands)

	Three months ended September 30,		Three months ended December 31,		Years ended December 31,
	2011	2010	2011	2010	2011	2010
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$58,246	$16,633	$1,566	$35,090	$105,554	$86,248
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense (benefit)	32,842	1,390	795	(32,982)	59,374	(25,812)
Depreciation, depletion and amortization	39,059	23,724	61,390	37,048	176,366	97,411
Impairment expense	—	—	—	—	243	—
Non-cash equity and stock-based compensation	4,211	335	1,024	234	6,111	1,257
Accretion of asset retirement obligations	152	119	160	135	616	475
Unrealized (gain) loss on derivative financial instruments, net	(51,239)	580	23,157	23,671	(20,890)	11,648
Premiums paid for derivative financial instruments	(22)	(3,359)	(21)	(1,906)	(555)	(5,397)
Amortization of premiums paid for derivative financial instruments	113	15	142	68	471	155
Amortization of deferred loan costs	906	724	1,056	768	3,871	2,132
Write-off of deferred loan costs	2,949	—	—	—	6,195	—
Amortization of October Notes premium	—	—	(39)	—	(39)	—
Amortization of other assets	6	4	4	4	19	19
(Gain) loss on disposal of assets	(1)	(2)	29	—	40	30
Cash flow from operations before changes in working capital	87,222	40,163	89,263	62,130	337,376	168,166
Changes in working capital	(15,607)	(7,061)	21,140	4,159	6,700	(11,123)
Net cash provided by operating activities	71,615	33,102	110,403	66,289	344,076	157,043
Cash flows from investing activities:
Capital expenditures:
Oil and natural gas properties	(155,398)	(126,926)	(183,141)	(148,158)	(687,062)	(454,161)
Pipeline and gas gathering assets	(3,373)	(624)	(3,651)	(2,197)	(13,368)	(4,277)
Other fixed assets	(1,045)	(757)	(766)	(655)	(6,413)	(2,198)
Proceeds from other fixed asset disposals	1	15	35	20	56	89
Net cash used in investing activities	(159,815)	(128,292)	(187,523)	(150,990)	(706,787)	(460,547)
Cash flows from financing activities:
Broad Oak Transaction	(81,963)	—	—	—	(81,963)	—
Borrowings on revolving credit facilities	450,000	103,100	160,000	67,700	790,100	250,300
Payments on revolving credit facilities	(265,400)	(100,000)	(600,000)	—	(1,096,700)	(105,800)
Borrowings on term loan	—	100,000	—	—	—	100,000
Payments on term loan	—	—	—	—	(100,000)	—
Issuance of 2019 Notes	—	—	202,000	—	552,000	—
Proceeds from initial public offering, net	—	—	319,378	—	319,378	—
Proceeds from issuance of equity interests, net	—	—	—	10,000	—	10,000
Purchase of equity interests and units, net	—	(287)	(164)	(226)	(164)	(513)
Purchase of treasury stock	—	—	(3)	—	(3)	—
Capital contributions	—	150	—	13,275	—	75,000
Payments for loan costs	(8,240)	(7,430)	(4,338)	(37)	(23,170)	(9,235)
Net cash provided by financing activities	94,397	95,533	76,873	90,712	359,478	319,752
Net increase (decrease) in cash and cash equivalents	6,197	343	(247)	6,011	(3,233)	16,248
Cash and cash equivalents, beginning of period	22,052	24,881	28,249	25,224	31,235	14,987
Cash and cash equivalents, end of period	$28,249	$25,224	$28,002	$31,235	$28,002	$31,235

Laredo Petroleum Holdings, Inc.

Selected Operating Data

(in thousands, except per unit and per share amounts)

(Unaudited)

	For the three months ended				Years ended December 31,
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	2011	2010
Production data:
Oil and condensate (MBbl)	709	808	902	949	3,368	1,648
Natural gas (MMcf)	7,112	7,754	8,038	8,807	31,711	21,381
Oil equivalents (MBoe) (1)(2)	1,894	2,100	2,242	2,417	8,654	5,212
Average daily production(Boe/d)	21,048	23,081	24,363	26,270	23,709	14,278
% Oil and condensate	37%	38%	40%	39%	39%	32%

Average sales prices:
Oil and condensate, realized (3) ($/Bbl)	$90.09	$98.53	$85.99	$89.96	$91.00	$77.00
Natural gas, realized (3) ($/Mcf)	$5.89	$6.60	$6.71	$5.99	$6.30	$5.28
Oil equivalents, realized ($/Boe)	$55.83	$62.27	$58.66	$57.15	$58.50	$46.01

Oil and condensate, hedged (4) ($/Bbl)	$86.78	$93.43	$86.26	$88.14	$88.62	$77.26
Natural gas, hedged (4) ($/Mcf)	$6.31	$6.93	$6.95	$6.47	$6.67	$6.32
Oil equivalents, hedged ($/Boe)	$56.17	$61.53	$59.63	$58.19	$58.93	$50.37

Average costs per Boe:
Lease operating expenses	$4.18	$4.85	$4.97	$5.81	$5.00	$4.16
Production and ad valorem taxes	$3.75	$3.76	$3.72	$3.58	$3.70	$3.01
General and administrative	$4.71	$4.75	$6.36	$4.88	$5.19	$5.69
DD&A	$17.14	$20.68	$17.42	$25.40	$20.38	$18.69
Total	$29.78	$34.04	$32.47	$39.67	$34.27	$31.55

Cash flow from operations(5)				$89,263	$337,376
Cash flow from operations per pro forma weighted average common share (diluted)(6)				$0.81	$3.12

(1)          MBbl equivalents (“MBoe”) are calculated using a conversion rate of six MMcf per one MBbl.

(2)          The volumes presented for 2011 are based on actual results and are not calculated using the rounded numbers in the table above.

(3)          Realized crude oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for NGL content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead.

(4)          Hedged prices reflect the after effect of our commodity hedging transactions on our average sales prices. Our calculation of such after effects include realized gains and losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.

(5)          Represents cash flow from operations before changes in working capital. See the consolidated statements of cash flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

(6)          Pro forma weighted average diluted shares outstanding has been computed taking into account (1) the conversion ratio at the time of the Laredo corporate reorganization of all private company ownership units into shares of Company common stock as if the conversion occurred as of the beginning of the year and (2) shares of common stock issued by the Company in the IPO. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for further information regarding this calculation.

Laredo Petroleum Holdings, Inc.

Costs incurred

(in thousands)

Costs incurred in the acquisition and development of oil and natural gas assets are presented below for the years ended December 31:

	2011	2010
Property acquisition costs:
Proved	$—	$—
Unproved	—	—
Exploration	62,888	87,576
Development costs	660,922	414,870
Total costs incurred	$723,810	$502,446

Laredo Petroleum Holdings, Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

PV-10

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2011 and 2010:

	At December 31,
(in thousands)	2011	2010
PV-10	$1,769,964	$1,061,697
Present value of future income taxes discounted at 10%	(369,105)	(191,715)
Standardized measure of discounted future net cash flows	$1,400,859	$869,982

Cash flow from operations

From time to time we disclose cash flow from operations before changes in working capital (“cash flow from operations”) and cash flow from operations per diluted share (“cash flow per share”). Cash flow from operations and related cash flow per share are widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and service debt. Cash flow from operations and cash flow per share are presented based on management’s belief that these non-GAAP measures are useful information to investors when comparing our cash flows with the cash flows of other companies that use the successful efforts method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Cash flow from operations and cash flow per share are not measures of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. See the consolidated statements of cash flows in this earnings release for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depreciation, depletion and amortization, impairment of long-lived assets, write-off of deferred financing fees and other, gains or losses on sale of assets, unrealized gains or losses on derivative financial instruments, realized losses on interest rate derivatives, non-cash equity and stock-based compensation and income tax expense or benefit. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating activities, used in investing activities and provided by financing activities, or statement of operations or statement of cash flow data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital increases, working capital decreases or its tax position. Adjusted EBITDA does not represent funds available for discretionary use, because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management team believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•                  is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•                  is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, and as a basis for strategic planning and forecasting.

There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies, and the methods of calculating Adjusted EBITDA and our measurements of Adjusted EBITDA for financial reporting and compliance under our debt agreements differ.

The following presents a reconciliation of net income to Adjusted EBITDA:

	For the three months ended September 30,		For the three months ended December 31,		For the years ended December 31,
(in thousands)	2011	2010	2011	2010	2011	2010
Net income	$58,246	$16,633	$1,566	$35,090	$105,554	$86,248
Plus:
Interest expense	12,810	5,941	15,518	6,613	50,580	18,482
Depreciation, depletion and amortization	39,059	23,724	61,390	37,048	176,366	97,411
Impairment of long-lived assets	—	—	—	—	243	—
Write-off of deferred loan costs	2,949	—	—	—	6,195	—
Loss (gain) on disposal of assets	—	(2)	5	—	40	30
Unrealized losses (gains) on derivative financial instruments	(51,239)	580	23,157	23,671	(20,890)	11,648
Realized losses on interest rate derivatives	1,176	1,306	1,141	1,309	4,873	5,238
Non-cash equity and stock-based compensation	4,211	335	1,024	234	6,111	1,257
Income tax expense (benefit)	32,842	1,390	795	(32,982)	59,374	(25,812)
Adjusted EBITDA	$100,054	$49,907	$104,596	$70,983	$388,446	$194,502